Exhibit 4.122

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 125852 of January “27”, 2011

For the provision of

cable casting communication services

This license is granted to

Open Joint Stock Company

Moscow City Telephone Network

Primary state registration number of legal entity (individual entrepreneur) (OGRN, OGRNIP)

1027739285265

Taxpayer Identification No. (INN)

7710016640

Location:

119017, Moscow, 25 Bolshaya Ordynka str., bldg. 1

Territory of telecommunications services is specified in the annex.

This license is granted for the following term:

to January 27, 2016

This license is granted on the basis of the decision of the licensing authority - Order No. 850-rhs of December “29” 2014

This license is accompanied with an annex on 2 pages, being its integral part

Deputy Head	(signature)	O.A. Ivanov

L.S.

Seal:

MINISTRY OF COMMUNICATIONS AND MASS MEDIA OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

OGRN 1087746736296

CN 062478

Annex to License No. 125852 **

License requirements

1. Moscow City Telephone Network OJSC (the Licensee) shall comply with the terms of this license.

Short name:

MGTS OJSC

OGRN 1027739285265	INN 7710016640

Location:

119017, Moscow, 25 Bolshaya Ordynka str., bldg. 1

2. The Licensee shall start provision of services under the license no later than 27.01.2013.

3. The Licensee shall provide communication services under the license only in the territory of Moscow.

4. The Licensee under this license shall provide the following to the subscribers and (or) users *:

a) access to the licensee’s communications network;

b) propagation (delivery) of network broadcasting television program signals and (or) cable casting to the customer-premises (terminating) equipment;

c) subscriber line on a permanent basis;

d) free-of-charge broadcasting of mandatory public television channels and (or) radio channels, the list of which is determined by the legislation of the Russian Federation on mass media.

5. The Licensee shall provide communications services in accordance with the rules of communications services, approved by the Government of the Russian Federation.

6. The Licensee in providing communications services shall comply with the rules for connection of telecommunications networks and their interactions, approved by the Government of the Russian Federation, when connecting data network of the licensee to the public telecommunications network, connecting other communication networks to data transmission network of the Licensee , accounting and transit of traffic in data transmission network of the Licensee, accounting and transit of traffic from (to) communication networks of other operators.

7. The Licensee is required in the delivery of services in accordance with this license to fulfill the conditions set out for allocation of radio frequency bands and assignment of radio frequency band or radio frequency channel.

8. Employment of the licensee’s cable telecommunication network shall be conducted upon implementation of regulations on interference resistance and radioelectronic equipment interference rejection operating in accordance with the Radio Wave Distribution Table between Radio Services of the Russian Federation in the Frequency Range from 3 kHz to 400 GHz.

9. The licensee’s telecommunication network management system shall comply with regulatory requirements to the telecommunication network management systems established by the Federal Executive Authority in the sphere of telecommunications.

10. Communication service rendering in accordance with this License is allowed only upon availability of the License (Licenses) to provide broadcasting and (or) upon availability of agreement (agreements) with licensee-broadcaster, except for cases specified in clause 11 hereof.

11. The licensee shall perform broadcasting of mandatory public television channels and (or) radio channels, the list of which is determined by the legislation of the Russian Federation on mass media, without any change at its own expense (without agreement conclusion with broadcasters of mandatory public television channels and (or) radio channels and without charge for reception and broadcasting of such channels from subscribers and broadcasters of mandatory public television channels and (or) radio channels) in exploited telecommunication networks.

11. The Licensee shall provide information about the basis of calculation of mandatory deductions (tax payments) to the universal service reserve in the manner and form required by the federal executive authority in the field of communications.

* Provision of services under the license can be accompanied by the provision of other services, technologically closely related to data transmission services except for data transmission services for the purpose of voice transmission, and aimed at improvement of their customer value, unless it requires a separate license.

** This license is issued by way of renewing the license No. 83904 dated 27.01.2011.

Laced, numbered and sealed

Three (3) sheet (s).

Head of the department of registers of assigned radio frequencies and licenses in the field of communication

(signature) I.Yu. Zavidnaya

29 JAN 2015

Seal:

MINISTRY OF COMMUNICATIONS AND MASS MEDIA OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

OGRN 1087746736296